Exhibit 10.31
AWARD NOTICE

NOTICE OF PERFORMANCE SHARES
GRANTED PURSUANT TO THE
EASTMAN CHEMICAL COMPANY
2002 OMNIBUS LONG-TERM COMPENSATION PLAN

Grantee: Roger K. Mowen

Number of Shares: 4,000

Date of Grant: January 1, 2004

1.  Grant of Performance Shares . This Award Notice serves to notify you that the Compensation and Management Development Committee (the "Committee") of the Eastman Chemical Company ("Company") Board of Directors has granted to you, under the 2002 Omnibus Long-Term Compensation Plan ("Plan"), the number of performance shares ("Performance Shares") of its $.01 par value Common Stock ("Common Stock") set forth above. The Performance Shares are rights to receive Awards in the form of shares of Common Stock, subject to the attainment of specified performance conditions. Subject to satisfaction of the minimum performance conditions and the other terms of the Award Notice, the award will be paid in the form of unrestricted shares of Common Stock, except for deferrals as described in Section 4 of this Award Notice. The Plan is incorporated herein by reference and made a part of this Award Notice. Capitalized terms not otherwise defined herein have the respective meanings set forth in the Plan.

2.   Performance Measures . The performance measures for the Performance Shares are based: (1) 50% on achievement of specified milestones related to growth of the Coal Gasification Services business, and (2) 50% on achievement of specified milestones related to restructuring the Company’s investment in Cendian. The specific terms of the performance measures are summarized in Schedule A attached to this Award Notice. Successful execution relative to the performance measures for purposes of this award will be certified by the Chief Executive Officer and approved by the Committee.

3.  Number of Performance Shares Awarded . The number of Performance Shares that you have been awarded is 4,000 shares. This is hereafter referred to as the "Target Grant Amount". However, the actual number of shares of Common Stock, hereafter referred to as the "Actual Award Amount", to which you will be entitled pursuant to this Award Notice, if any, may be less than the Target Grant Amount, depending on the degree of execution relative to performance measures outlined in Section 2 of this Award Notice, and summarized in Schedule A .

201

Exhibit 10.31

4.  Payment of Award . Performance will be measured as of May 31, 2004, and payment will be made as soon as possible thereafter, provided, however, that if payment of the Award could, in the reasonable estimation of the Committee, result in your receiving compensation in the year of scheduled payment in excess of the amount deductible by the Company under Section 162(m) of the Internal Revenue Code, then such portion (or all, as applicable) of the Award as could, in the reasonable estimation of the Committee, create such excess compensation, will be converted into the right to receive a cash payment, which will be deferred until after you terminate employment with the Company and its Subsidiaries.

The Company may withhold or require the grantee to remit a cash amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld. Further, either the Company or the grantee may elect to satisfy the withholding requirement by having the Company withhold shares of common stock having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction.

5.  Restrictions on Transfer of Shares . Unless and until unrestricted shares of Common Stock are delivered, the Performance Shares are not transferable except by will or by the laws of descent and distribution, and may not be sold, assigned, pledged or encumbered in any way, whether by operation of law or otherwise.

6.  Limitation of Rights . Except as otherwise provided in this Award Notice or in the Plan, you will have no rights of a stockholder with respect to the Performance Shares unless and until certificates for shares of Common Stock have been issued to you. No such certificates will be issued until the Actual Grant Amount has been determined and you have otherwise become entitled to payment of an Award under the terms of the Plan. Neither the Plan, the granting of these Performances Shares, nor this Award Notice gives you any right to remain employed by the Company or a Subsidiary.

7.  Termination . Upon termination of your employment with the Company and its Subsidiaries by reason of death, disability, or for another approved reason, as determined by the Committee, you will receive, subject to the terms and conditions of the Plan, an Award representing a prorated portion of the Target Grant Amount to which you otherwise would be entitled, based on the number of full calendar months from January 1, 2004 through the effective date of such termination. For these purposes, if the effective date of your termination occurs prior to the last business day of a particular calendar month, then that month will not be counted as a full month. Upon termination of your employment with the Company or a Subsidiary for reason other than death, disability, or another approved reason prior to the date the shares of Common Stock covered by the Award Notice are delivered to you, you will not be eligible or entitled to receive any Performance Shares under this Award Notice.

202

Exhibit 10.31

8.  Change in Ownership; Change in Control . Sections 25 and 26 of the Plan contain certain special provisions that will apply to this Award in the event of a Change in Ownership or Change in Control, respectively.

  9.  Adjustment of Shares . If the number of outstanding shares of Common Stock changes through the declaration of stock dividends or stock splits, the number of shares subject to the Performance Shares automatically will be adjusted. If there is a change in the number of outstanding shares of Common Stock or any change in the outstanding stock of the Company (or any successor to the Company), the Committee will make any adjustments and modifications to this Award that it deems appropriate. In the event of any other change in the capital structure or in the Common Stock of the Company, the Committee is authorized to make appropriate adjustments to this Award.

10.  Restrictions on Issuance of Shares . If at any time the Company determines that listing, registration or qualification of the shares of Common Stock subject to this Award upon any securities exchange or under any state or federal law, or the approval of any governmental agency, is necessary or advisable as a condition to the award or issuance of certificate(s) for the shares of Common Stock subject to this Award, such award or issuance may not be made in whole or in part unless and until such listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

  11.  Non-competition; Confidentiality . You will forfeit all rights to this Award if you violate the non-competition and confidentiality provisions contained in Section 20 of the Plan.

  12.  Performance of Job Duties . Payment of shares pursuant to this award is contingent upon meeting minimally acceptable performance expectations, such as progress toward business objectives as detailed in the Annual Business Plan and completion of other assignments requested from time to time by the Chief Executive Officer. Shortfalls in performance levels will be communicated as soon as possible to allow time for correction. Final appraisal of performance for purposes of this award is at the sole discretion of the Chief Executive Officer with the approval of the Committee.

  13.  Plan Controls . In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Notice, the provisions of the Plan will be controlling and determinative.

203